SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------


                                      T&G2
                                      ----
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
                                     ------
         (State or Other Jurisdiction of Incorporation of Organization)

                                   74-3035831
                                   ----------
                      (I.R.S. Employer Identification No.)

                           1 Anderson Road, Suite 105
                         Bernardsville, New Jersey 07924
                         -------------------------------
                    (Address of Principal Executive Offices)

                                 Not Applicable
                                 --------------
                            (Full Title of the Plan)

                             Wolfgang Heimerl, Esq.
                                Heimerl Law Firm
                           1 Anderson Road, Suite 105
                         Bernardsville, New Jersey 07924
                         -------------------------------
                     (Name and Address of Agent For Service)

                                 (908) 766-3385
                                 --------------
          (Telephone Number, Including Area Code, of Agent for Service)


                               -------------------



                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
                                           Proposed Maximum     Proposed Maximum
Title of Securities To Be   Amount to Be   Offering Price Per   Aggregate Offering   Amount of
Registered                  Registered     Share                Price                Registration Fee(1)
---------------------------------------------------------------------------------------------------------
Class A Common Stock,
$.001 Par Value per share    3,500,000     $0.155 (2)           $542,500 (2)         $135.63 (2)
---------------------------------------------------------------------------------------------------------

(1) Computed in accordance with Section 6(b) of the Securities Act by multiplying 0.00025 by the proposed maximum aggregate offering price.

(2) Pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low price of the common stock as quoted on January 9, 2004.

                                     PART I
                                     ------
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
              ----------------------------------------------------

     Explanatory Note
     ----------------

     As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in
Part I (Items 1 and 2) of Form S-8. The documents containing the information otherwise specified in Part I will be delivered to the advisors, employees and consultants who receive the Shares registered hereunder required by Rule 428(b) under the Securities Act and the Note to Part I of Form S-8. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.


                                     PART II
                                     -------
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

Item 3.  Incorporation of Documents by Reference.
-------------------------------------------------

     The  following  documents,   previously  filed  by  the  Company  with  the
Commission, are hereby incorporated by reference in this Registration Statement:

     (A) Quarterly Report on Form 10QSB for the period ended September 30, 2003, filed with the Commission on November 12, 2003;
     (B) Quarterly Report on Form 10QSB for the period ended June 30, 2003, filed with the Commission on August 19, 2003;
     (C) Quarterly Report on Form 10QSB/A for the period ended March 31, 2003, filed with the Commission on June 6, 2003;
     (D) Quarterly Report on Form 10QSB for the period ended March 31, 2003, filed with the Commission on May 20, 2003;
     (E) Form S-8 Registration Statement, as filed with the Commission on May 7, 2003; and
     (F) Annual Report on Form 10KSB for the period ended December 31, 2002, filed with the Commission on April 15, 2003.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
-----------------------------------

     The Company is authorized to issue up to Two Hundred and Fifty Million (250,000,000) shares of its 0.001 par value Class A Common Stock ("Shares") of which, Thirty Five Million Six Hundred Sixty Nine Thousand Seventy-Seven (35,669,077) Shares are issued and outstanding as of the date hereof. The Shares registered hereunder are to be issued to advisors, employees and consultants qualified and eligible as such under the Securities Act and Regulations promulgated there under as compensation for their respective services in connection with permitted services as provided in the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.
------------------------------------------------

     The validity of the issuance of the shares of common stock registered hereby has been passed upon by the Heimerl Law Firm, which serves as counsel to the Company.

Item 6.  Indemnification of Directors and Officers.
---------------------------------------------------

     The Company's certificate of incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the extent permitted by the Nevada General Corporation Law. The Company carries policies of insurance which cover the individual directors and officers of the Company for legal liability and which would pay on behalf of the Company for expenses of indemnification of directors and officers. The Company has entered into agreements with certain of its executive officers and directors that require the Company to indemnify such officers and directors against certain liabilities which may arise by reason of their status as officers and directors of the Company, including liabilities under the federal securities laws.

Item 7.  Exemption From Registration Claimed.
---------------------------------------------

     Not applicable.

Item 8.  Exhibits.
------------------

     (A) Consulting Agreement between San Diego Torrey Hills Capital, Inc.and the Company dated January 12, 2004; and
     (B) Consulting Agreement between The Holtermann Group and the Company dated January 5, 2004.

     Note: With regard to attorney compensation and compensation for officers and directors, the Retainer Agreement between the Heimerl Law Firm and the Company dated May 1, 2003; the Board of Director Resolution dated May 6, 2003; and The Shareholder Resolution dated May 6, 2003 have been previously filed with the prior Form S-8 Registration Statement of the Company dated May 7, 2002.

Item 9.  Undertakings.
----------------------

     (a)  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purposes determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

--------------------------------------------------------------------------------

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bernardsville, State of New Jersey, on this 12th day of January 2004.


                                      T&G2
                                      ----

                           By: /s/ JAMES M. FARINELLA
                              -----------------------
                            Name: James M. Farinella
                    Title: President, Chief Executive Officer

--------------------------------------------------------------------------------
                                POWER OF ATTORNEY




     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Farinella with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                          Title                     Date
--------------------------------------------------------------------------------


/s/ JAMES M. FARINELLA     President and Chief Financial     January 12, 2004
----------------------         Officer and Director
    James M. Farinella


/s/ DAVID FACCIANI         Secretary and Director            January 12, 2004
------------------
    David Facciani


/s/ DOUGLAS WETZEL         Director                          January 12, 2004
------------------
    Douglas Wetzel